Exhibit 12

     BB&T Corporation Earnings To Fixed Charges

	For the Three Months Ended
	March 31,				For the Years Ended December 31,
	2009		2008		2008		2007		2006		2005		2004
	(Dollars in millions)
Earnings:
Income before income taxes	$432		$630		$2,079		$2,582		$2,478		$2,471		$2,323
Plus:
Fixed charges	587		892		3,044		4,068		3,233		2,029		1,232
Less:
Dividends/accretion on preferred stock	41		-		21		-		-		-		-
Noncontrolling interest	6		1		10		12		5		4		1
Capitalized interest	-		1		2		4		2		1		-

Earnings, including interest on
deposits	972		1,520		5,090		6,634		5,704		4,495		3,554

Less:
Interest on deposits	346		564		1,891		2,620		2,137		1,252		730

Earnings, excluding interest on
deposits	$626		$956		$3,199		$4,014		$3,567		$3,243		$2,824

Fixed charges:
Interest expense	$533		$878		$2,969		$4,014		$3,185		$1,981		$1,199
Capitalized interest	-		1		2		4		2		1		-
Interest portion of rent expense	13		13		52		50		46		47		33
Dividends/accretion on preferred stock	41		-		21		-		-		-		-		`

Total fixed charges	587		892		3,044		4,068		3,233		2,029		1,232

Less:
Interest on deposits	346		564		1,891		2,620		2,137		1,252		730

Total fixed charges excluding
interest on deposits	$241		$328		$1,153		$1,448		$1,096		$777		$502

Earnings to fixed charges:

Including interest on deposits	1.66	x	1.70	x	1.67	x	1.63	x	1.76	x	2.22	x	2.88	x

Excluding interest on deposits	2.60	x	2.91	x	2.77	x	2.77	x	3.25	x	4.17	x	5.62	x